Exhibit 99.1

Media RELEASE	February 2, 2009

pSivida Corp. names Paul Ashton, Ph.D.

President and Chief Executive Officer

Watertown, MA – February 2, 2009 – pSivida Corp. (NASDAQ: PSDV, ASX: PVA, FF: PSI), a leading drug delivery company today announced that Paul Ashton, Ph.D. has been named President and Chief Executive Officer.

Dr. David J. Mazzo, Non-executive Chairman, pSivida Corp said, “The Board of Directors is confident in Paul’s ability to continue to provide strategic leadership and vision as the company advances its portfolio of drug delivery products.”

Dr. Ashton joined pSivida in December 2005 following the acquisition of Control Delivery Systems (CDS) where he was co-founder, President, CEO, and a member of the Board of Directors. Dr. Ashton was named Managing Director of pSivida Corp. in January 2007 and currently serves on the Company’s Board of Directors. Before co-founding CDS, Dr. Ashton was a joint faculty member in the Departments of Ophthalmology and Surgery at the University of Kentucky, served on the faculty of Tufts University and worked as a pharmaceutical scientist at Hoffman-La-Roche.

“pSivida is a world leader in the development of miniaturized, injectable, drug delivery systems for the eye,” stated Dr. Ashton. “The Company’s strategy is to develop specialty pharmaceuticals in the ophthalmic market and to pursue non-ophthalmic applications via partnering. I am honored to be named President and Chief Executive Officer.”

Released by: pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 8 9227 8327 brianl@psivida.com	US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1100 ext. 12 bjedynak@janispr.com

About pSivida Corp.

pSivida is a world leader in the development of miniaturized, injectable, drug delivery systems for the eye. pSivida has two products approved by the Food and Drug Administration (FDA): Retisert® to treat uveitis and Vitrasert® for treating AIDS-related cytomegalovirus (CMV) retinitis. pSivida has licensed both of these products and the technologies underlying them to Bausch &

Lomb Incorporated. pSivida has one product in fully recruited Phase III clinical trials: Iluvien™, which delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME), formerly known as Medidur FA for DME. pSivida has licensed certain drug delivery technology to Alimera Sciences, Inc. for the development of Iluvien and certain other ophthalmic products. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. under which Pfizer may develop additional ophthalmic products.

pSivida owns the rights to develop and commercialize a modified form of silicon known as BioSilicon™, which has potential therapeutic applications. The most advanced BioSilicon product candidate, BrachySil™, delivers a therapeutic P32, a radioactive form of phosphorus used to treat cancer, directly to solid tumors. pSivida completed an initial safety and efficacy clinical trial of BrachySil for the treatment of pancreatic cancer and has commenced a dose-ranging clinical trial.

pSivida’s intellectual property portfolio consists of 45 patent families, over 100 granted patents, including patents accepted for issuance, and over 200 patent applications. pSivida conducts its operations from Boston in the United States and Malvern in the United Kingdom.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: maintaining key collaboration agreements with Alimera and Pfizer; uncertainties regarding the achievement of milestones and other contingent contractual payment events; failure to prove safety and efficacy of Iluvien or BrachySil; inability to raise capital; continued losses and lack of profitability; inability to derive revenue from Retisert; termination of license agreements; inability to pay any registration penalties; inability to develop or obtain regulatory approval for new products; inability to protect intellectual property or infringement of others’ intellectual property; inability to obtain partners to develop and market products; competition; risks and costs of international business operations; manufacturing problems; insufficient third-party reimbursement for products; failure to retain key personnel; product liability; failure to comply with laws; failure to achieve and maintain effective internal control over financial reporting; impairment of intangibles; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; possible influence by Pfizer; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.